Exhibit 10.1

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (the “Agreement”) is made effective as of the 21st day of June 2004 (the “Effective Date”) between THOMAS R. EVANS, an individual resident of the State of New York (“Executive”), and BANKRATE, INC., a Florida corporation with its principal place of business located in North Palm Beach, Florida (the “Company”).

WHEREAS, the Company desires to engage Executive to perform certain services for the Company, and Executive desires to accept said engagement from the Company; and

WHEREAS, the Company and Executive have agreed upon the terms and conditions of Executive’s engagement by the Company, and the parties desire to express the terms and conditions in this Agreement; and

WHEREAS, the Company and Executive intend for this Agreement to supersede all agreements between Executive and the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1. Employment of Executive. The Company hereby employs Executive as its Chief Executive Officer for the term of this Agreement, and Executive hereby accepts such employment by the Company, under the terms of this Agreement subject to termination pursuant to the provisions of Section 8 hereof.

2. Duties and Location.

A. Executive’s position and duties will consist of a position and duties normally associated with the position identified in Section 1. Executive shall report to the Company’s Board of Directors. Executive shall devote his full business time to the Company’s business and shall not render to others any service of any kind for compensation or engage in any activity which conflicts or interferes with the performance of his obligations under this Agreement without the express written consent of the Board; provided, however, that Executive may engage in non-profit or charitable activities which do not involve substantial time and which do not materially interfere with his employment under this Agreement and which activities are not in competition with the Company as determined in the discretion of the Board of Directors of the Company and those activities set forth on Addendum A hereto. At all relevant times during his employment hereunder, the Board of Directors shall nominate Executive as a director of the Company.

B. Executive agrees that he shall at all times faithfully and to the best of his ability and experience perform all of the duties that may be required of him pursuant to the terms of this Agreement.

C. Executive will perform his services from the Company’s office in New York, NY. Executive recognizes that his position will entail reasonable travel, but the Company cannot require Executive to relocate outside of the New York City metropolitan area without Executive’s consent.

3. Base Salary. Executive shall receive a base salary commencing on the Effective Date and during his employment hereunder of $300,000 per annum (the “Base Salary”), which amount may be increased (but not decreased) annually at the discretion of the Compensation Committee of the Board (the “Committee”). The Base Salary shall be paid to Executive by the Company in accordance with the Company’s regular payroll practice as in effect from time to time.

4. Annual Bonus. Executive will be eligible for an annual bonus. Executive will receive an annual bonus of at least $50,000 for the remainder of the calendar year 2004 and shall have a target bonus in accordance with the Company’s Management Bonus Program of at least $100,000 per year thereafter, all to be paid in accordance with the Company’s regular bonus practice as in effect from time to time.

5. Stock Incentive.

A. Executive shall be eligible to participate in the Company stock option, stock purchase, or other stock incentive plans which are generally available to executive officers of the Company and shall be eligible for the grant of stock options, restricted stock or other awards thereunder in accordance with the terms and provisions of such plans. Upon the execution of this Agreement, and prior to July 1, 2004, the Company shall issue Executive 600,000 shares of the Company’s common stock with the following vesting schedule:

200,000	July 1, 2005

16,666.6	on the first day of each month commencing August 1, 2005 and ending July 1, 2007

B. The Company represents and warrants that it shall timely prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act of 1933 covering the sale of shares to Executive pursuant to the option grant and any other documents as may be necessary to comply with the provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, with respect to such plans and Executive’s grants and awards thereunder.

6. Executive Benefits. Executive shall be entitled to participate in all benefit plans as shall be in effect for other executive officers of the Company from time to time, subject to the terms and conditions of each such plan. Executive shall be entitled to paid vacation each year in accordance with the Company’s policies.

In addition, the Company shall pay up to Ten Thousand and No/100 Dollars ($10,000) of Executive’s actual legal fees and costs incurred in connection with reviewing and negotiating the Agreement.

7. Expenses. Executive shall be reimbursed by the Company monthly for the ordinary and necessary reasonable business expenses incurred by him in the performance of his duties for the Company, including travel and lodging expenses, meals, client entertainment, and cell phone expense, all in accordance with the Company’s policies; provided that Executive shall first document said business expenses in the manner generally required by the Company under its policies and procedures.

8. Termination.

This Agreement shall terminate upon the occurrence of any of the following events:

A. Death of Executive;

B. Mental or physical disability of Executive which prevents him from performing substantially all of his duties hereunder for a period of 120 consecutive days or 180 days during any one year.

C. For Cause, as defined below:

(i) The Executive’s material breach of this Agreement which is not cured within ten (10) days of receipt of written notice to Executive specifying the nature of such breach in reasonable detail;

(ii) The Executive’s dishonesty, fraud, malfeasance, gross negligence or misconduct which, in the reasonable judgment of the Board of Directors, is, or is likely to, cause material injury to the Company or the business reputation of the Company;

(iii) The Executive’s willful failure to (a) follow the direction (consistent with the Executive’s duties) of the Board or (b) comply in all material respects with the policies, procedures, and rules of the Company, as the same have been communicated to the Executive in writing which, in the case of either (a) or (b), is not cured within ten (10) days of receipt of written notice to the Executive specifying the nature of such failure in reasonable detail;

(iv) Executive’s conviction of, or the Executive’s entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude; or

(v) Executive’s resignation without Good Reason.

D. By either party in their sole discretion upon at least thirty (30) days’ prior written notice.

E. Without Cause. “Without Cause” means any termination of employment by the Company which is not defined in sub-sections A, B, or C, above.

F. By Executive for Good Reason as defined below.

(i) For purposes of this Agreement “Good Reason” shall mean (1) the failure by the Company to pay to the Executive the compensation or perform any other obligation due to him under this Agreement or any agreements evidencing the grant of the options described in Section 5 hereof; (2) the failure by the Company to allow the Executive to participate in the Company’s employee benefit plans generally available from time to time to executives of the Company; (3) the failure of any successor to all or substantially all of the business and/or assets of the Company to assume this Agreement; (4) relocation of the Executive to an office greater than twenty (20) miles from the current location without Executive’s consent; or (5) reduction of the Executive’s title, or material reduction of Executive’s duties or responsibilities with the Company.

9. Post Termination Payment Obligations.

A. If this Agreement terminates for any of the reasons stated in subsections A, B or C of Section 8 of this Agreement or is terminated by Executive pursuant to subsection D of Section 8 of this Agreement, then the Executive shall be entitled to receive his Base Salary at the then current rate and any accrued bonus through the effective date of the termination, payable within fifteen (15) days of the effective termination date, and thereafter the Company shall have no further obligations under this Agreement, but Executive shall continue to be bound by Sections 12, 13, and 14 and all other post-termination obligations contained in this Agreement and provisions of this Agreement that specifically survive termination of this Agreement.

B. If this Agreement terminates in accordance with sub-sections E or F of Section 8 of this Agreement or is terminated by the Company pursuant to subsection D of Section 8 of this Agreement then the Company shall pay Executive his Base Salary at the then current rate and any accrued bonus through the effective termination date, payable within fifteen (15) days of the termination date and the Company shall pay Executive a separation payment in the amount of one year’s Base Salary at the then current rate (the “Separation Payment”). The Separation Payment shall be paid in three installments as follows:

(i) One-Third of the Separation Payment shall be payable upon the later of (a) fifteen (15) days after the termination date or (b) the day after the expiration date of Executive’s legally required right, if any, to revoke his signature or agreement in connection with the Separation and Release Agreement described in Section 9(C) below;

(ii) One-Third of the Separation Payment shall be payable on the six (6) month anniversary of the termination date; and

(iii) One-Third of the Separation Payment shall be payable on the twelve (12) month anniversary of the termination date.

The post-termination obligations under this Section 9(B) shall be binding upon the Company regardless of the Executive’s subsequent employment with any other person,

firm, partnership, association, business organization, corporation or other entity which is not affiliated with the Company.

C. In consideration of, and as a condition to the Company’s obligation to pay the Separation Payment, Executive shall:

(i) Execute a Separation and Release Agreement in a form prepared by and acceptable to the Company whereby Executive releases the Company from any and all liability and settles claims of any kind; and

(ii) Comply with the restrictive covenants (Sections 13 and 14 of this Agreement), all other post-termination obligations contained in this Agreement and the provisions of this Agreement that specifically survive termination of this Agreement.

10. Work Product. All Work Product (defined below) shall be work made for hire by Executive and owned by the Company. If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by Executive for the Company, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in the Company, Executive hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. Executive agrees to perform, during or after termination of Executive’s employment by the Company, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of the Work Product as requested by the Company. “Work Product” means the data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights and other property rights, created or developed in whole or in part by Executive, while employed by the Company, within the scope of Executive’s employment or which otherwise relates in any manner to the Company’s Business.

11. Set-Off. If at the time of termination of this Agreement for any reason, Executive has any outstanding obligations to the Company, Executive acknowledges that the Company is authorized to deduct from Executive’s final paycheck and the Separation Payment any then documented amounts owed to the Company.

12. No Mitigation; No Set-Off. Executive shall have no obligation to seek other employment or take any other action to mitigate any amounts due to him under this Agreement.

13. Trade Secrets and Confidential Information. During the course of Executive’s employment with the Company, the Company may disclose to Executive Trade Secrets and Confidential Information (defined below). The Trade Secrets and the Confidential Information of the Company are the sole and exclusive property of the Company (or a third party providing such information to the Company). The disclosure of the Trade Secrets and the Confidential Information of the Company to Executive

does not give the Executive any license, interest or rights of any kind in the Trade Secrets or Confidential Information.

A. Executive may use the Trade Secrets and Confidential Information solely for the benefit of the Company while Executive is an employee of the Company. Executive shall hold in confidence the Trade Secrets and Confidential Information of the Company. Except in the performance of services for the Company, Executive shall not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets or the Confidential Information of the Company or any portion thereof.

B. The obligations under this Agreement with regard to the Trade Secrets of the Company remain in effect as long as the information constitutes a trade secret under applicable law. The obligations with regard to the Confidential Information of the Company shall remain in effect while Executive is employed by the Company and for a period of three (3) years thereafter.

C. Executive agrees to return to the Company, upon Executive’s resignation, termination, or upon request by the Company, the Trade Secrets and Confidential Information of the Company and all materials relating thereto.

D. As used herein, “Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

As used herein, “Confidential Information” means information, other than Trade Secrets, that is treated as confidential, and that would potentially damage or interfere with, in any manner, the Company’s business if disclosed. Confidential Information includes, but is not limited to, information concerning the Company’s financial structure, pricing, revenue sharing, partner agreements, customer agreements, marketing plans, methods of operation, and internal operating procedures.

Notwithstanding the foregoing, the provisions of this sub-section D do not apply to (i) information which is general knowledge in the Company’s industry, (ii) information that has been disclosed to Executive by third parties who are unrelated to the Company and who are not bound by agreements of confidentiality with respect thereto, and (iii) as Executive may be required to disclose by law but only to the extent required by law.

14. Restrictive Covenants.

A. Non-competition. Executive agrees that for so long as Executive is employed by the Company and for a period of one (1) year thereafter, Executive will not, individually or on behalf of any person, firm, partnership, association, business organization, corporation or other entity engaged in the Business of the Company, engage in or perform, anywhere within the United States, Canada and any other such geography in which the Company operates, which shall constitute the territory, any activities which are competitive with the Business of the Company. Nothing herein shall be construed to prohibit Executive from acquiring shares of capital stock of any public corporation, provided that such investment does not exceed 5% of the stock of such public corporation.

B. Non-Recruit. Executive agrees that for so long as Executive is employed by the Company and for a period of one (1) year thereafter, Executive will not call upon, solicit, recruit, or assist others in calling upon, recruiting or soliciting any person who is an employee of the Company and with whom Executive had contact or became aware of by virtue of Executive’s employment, for the purpose of having such person work for Executive or for any Client (as defined below) of the Company, or for any other person, firm, corporation or entity which is engaged in the Business (defined below); provided, however, the restrictions set forth in this Section 14(B) shall not restrict Executive from calling upon, soliciting, recruiting or assisting others in calling upon, recruiting or soliciting Bruce Zanca.

C. For purposes of this Section 13, the term “Business” shall mean the business of the delivery of editorial content and product research related to consumer financial services delivered in print or over the Internet; and the term “Client” shall mean any individual or business entity which employs the Company for purposes of delivery of editorial content and product research related to consumer financial services delivered in print or over the Internet.

15. Injunctive Relief. Executive acknowledges that breach of the provisions of Sections 13, and/or 14 of this Agreement would result in irreparable injury and permanent damage to the Company, which prohibitions or restrictions Executive acknowledges are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company. Executive recognizes and agrees that the ascertainment of damages in the event of a breach of Sections 13 and/or 14 of this Agreement would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered by the Company from breach by Executive.

Executive therefore agrees: (i) that, in the event of a breach of Sections 13 and/or 14 of this Agreement, the Company, in addition to and without limiting any of the remedies or rights which it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy in order to specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defense to the effect that the Company has an adequate remedy at law with respect to any such breach, (B) require that the Company submit proof of the economic value of any Trade Secret, or (C) require that the Company post a bond or any other security. Nothing contained herein shall preclude the Company from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

16. Survival. The provisions of Paragraphs 9 through 31 shall survive termination of this Agreement.

17. Invalidity of Any Provision. It is the intention of the parties hereto that Sections 12 through 14 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable.

18. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

19. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

20. License. To the extent that any pre-existing materials are contained in the materials Executive delivers to the Company or the Company’s customers, and such preexisting materials are not Work Product, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof and (ii) authorize others to do any of the foregoing. Executive shall notify the Company in writing of any and all pre-existing materials delivered to the Company by Executive.

21. Release. Executive acknowledges that Executive may provide the image, likeness, voice, or other characteristics of Executive or third parties in the services, materials, computer programs and other deliverables that Executive provides as a part of this Agreement. Executive hereby consents to the use of such characteristics of Executive by the Company in the products or services of the Company.

22. Severability. If any provision or part of a provision of this Agreement shall be determined to be void and unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable.

23. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity.

24. Entire Agreement. This Agreement represents the entire understanding of the parties concerning the subject matter hereof and supersedes all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof. The language contained herein shall be deemed to be that negotiated and approved by both parties and no rule of strict construction shall be applied.

25. Modification. This Agreement may be modified only by agreement in writing signed by both the Company and Executive.

26. Governing Law. This Agreement shall be governed in all aspects by the laws of the State of Florida without regard to its rules governing conflicts of law.

27. Section Headings. The section headings are included for convenience and are not intended to limit or affect the interpretation of this Agreement.

28. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To the Company:	Bankrate, Inc. 11811 U.S. Highway One, Suite 101 North Palm Beach, Fl 33408 Attention: Peter Morse

With a copy to:	David G. Bates, Esq. Gunster, Yoakley & Stewart, P.A. 777 South Flagler Drive, Suite 500-East West Palm Beach, FL 33401

To Executive:	Thomas R. Evans 350 East 79th Street, #35C New York, NY 10021

With a copy to:	William J. Grant, Jr., Esq. Willkie Farr & Gallagher 787 Seventh Avenue New York, NY 10019

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

29. Indemnification. The Company agrees, to the greatest extent permitted by applicable law and the Company’s Articles of Incorporation, to defend, indemnify and hold harmless Executive against any and all loss, damage, liability and expense, including, without limitation, reasonable attorneys’ fees, disbursements court costs, and any amounts paid in settlement and the costs and expenses of enforcing this section of the Agreement, which may be suffered or incurred by Executive in connection with the provision of his services hereunder, including, without limitation, any claims, litigations, disputes, actions, investigations or other matters, provided that such loss, damage, liability and expense (i) arises out of or in connection with the performance by Executive of his obligations under this Agreement and (ii) is not the result of any material breach by Executive of his obligations hereunder, and provided further that the Company shall be under no obligation to defend, indemnify or hold harmless Executive if Executive has acted with gross negligence or willful misconduct.

In addition to the foregoing, the Company agrees to provide Executive with coverage under a Directors & Officers insurance policy to the same extent as the Company currently provides its executive officers.

30. Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

31. JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION. IN CONNECTION WITH ANY PROCEEDING BROUGHT PURSUANT TO THIS SECTION 31, EACH PARTY SHALL BEAR ITS OWN COSTS AND EXPENSES, INCLUDING ATTORNEY’S FEES, AND NEITHER PARTY SHALL BE ENTITLED TO RECOVER

SUCH COSTS OR EXPENSES EXPENDED IN THE COURSE OF SUCH PROCEEDING.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE:	COMPANY: BANKRATE, INC.

/s/ Thomas R. Evans	By:	/s/ Robert J. DeFranco
Thomas R. Evans		Robert J. DeFranco
Senior Vice President Chief Financial Officer

ADDENDUM A

Mr. Evans will continue to serve on the Board of Directors of Navisite.